Exhibit 99.1


               COMPETITIVE TECHNOLOGIES ANNOUNCES
                      SALE OF ELS INTERESTS

Fairfield, CT - (August 6, 2002) - Competitive Technologies, Inc. (AMEX: CTT) announced today the sale of their ownership interest in the intellectual property of E. L. Specialists, Inc. (ELS) to MRM Acquisitions, LLC for $200,000 in cash. CTT will write off the remaining balance of its investment in July 2002 for a net charge of $263,000.

During 2001 and 2002, CTT loaned $1,056,300 to ELS, $956,300 in cash and $100,000 in services, through a series of bridge financing agreements. Subsequently, ELS has been unable to arrange additional financing to continue operating. In January 2002, CTT recorded an impairment charge against this loan and its carrying value was approximately $463,000 as of April 30, 2002.

CTT's recently elected President and CEO, John B. Nano, stated, "CTT's newly established strategy will not include investments where we are a primary or lead investor, such as our investment in ELS. Our strategy going forward is based on leveraging CTT's core strengths in licensing technology by utilizing our experience, skills and expertise to build a stream of royalties generating consistent earnings growth. CTT will focus on end-user customer requirements, and armed with this "wish list" deliver an appropriate technology solution. Our strategic objective is to turn technology into commercial dollars, thus leading to increased shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a global leader in identifying, developing and commercializing innovative life sciences, physical sciences, digital technologies and electronics. CTT's specialized expertise and experience make it a valuable partner to assist technology-rich universities, inventors and companies, of all sizes, to maximize the value of their intellectual assets. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565;
Fax (212) 754-4333
E-mail: ctt@competitivetech.net